Exhibit 3.1

ARTICLES OF CORRECTION

OF

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

SHUFFLE MASTER, INC.

The undersigned, Paul C. Meyer, the President of SHUFFLE MASTER, INC., a Minnesota corporation (the “Company”), pursuant to the provisions of Minnesota Statutes, Section 5.16, does hereby correct and amend the Articles of Amendment of Articles of Incorporation of the Company as follows:

1.)	The undersigned, Paul C. Meyer, executed Articles of Amendment of Articles of Incorporation which were filed with the Minnesota Secretary of State on December 27, 2004.

2.)	The number of the Company’s total authorized Class A Preferred Stock is incorrect.

3.)	The amendment should read as follows:

“Article IV

4.01 Number of Shares. The aggregate number of shares of Common Stock which this Company has the authority to issue is one hundred fifty one million eight hundred seventy five thousand (151,875,000) shares, each with One Cent ($.01) par value. Such shares shall consist of one class and series of voting Common Stock (except for 506,409 shares of Class A Preferred Stock) with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 4:02 of these Articles of Incorporation.”

IN WITNESS WHEREOF, I have hereunder subscribed my name effective the 15th day of March, 2005.

/s/ Paul C. Meyer
Paul C. Meyer, President